Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187267

PROSPECTUS SUPPLEMENT
(to Prospectus dated May 2, 2013)

27,693,000 Shares

Novavax, Inc.

Common Stock

        We are offering 27,693,000 shares of our common stock.

        Our common stock is listed on The NASDAQ Global Select Market under the symbol "NVAX". The last reported sale price of our common stock on September 23, 2013, as reported by The NASDAQ Global Select Market, was $3.14 per share.

        You should read this prospectus supplement and the accompanying prospectus, including any information incorporated herein by reference, carefully before you invest.

        Investing in our common stock involves a high degree of risk. See "RISK FACTORS" on page S-6 of this prospectus supplement and page 4 of the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$3.140	$86,956,020

Underwriting discount	$0.157	$4,347,801

Proceeds, before expenses, to us	$2.983	$82,608,219

        The underwriters also may purchase up to an additional 4,153,950 million shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $4,999,971 and our total proceeds, after underwriting discounts and commissions but before expenses, will be $94,999,452.

        The underwriters are offering the common stock as set forth under "Underwriting." Delivery of the shares will be made on or about September 27, 2013.

Sole Book Running Manager

Lazard Capital Markets

Co-Lead Managers

Piper Jaffray	Wedbush PacGrow Life Sciences

Manager

Burrill Securities LLC

The date of this Prospectus Supplement is September 23, 2013

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

        If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares of common stock being offered and other information you should know before investing in these securities.

        You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We have not, and the underwriters have not, authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "the Company," "Novavax," "we," "us" and "our" refer to Novavax, Inc.

PROSPECTUS SUMMARY

        The following is a summary of selected information about us contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus supplement and accompanying prospectus carefully, as well as the documents incorporated by reference and any free writing prospectus we provide to you, including the information referred to under the heading "Risk Factors".

NOVAVAX

        Novavax is a clinical-stage biopharmaceutical company focused on developing recombinant protein nanoparticle vaccines and adjuvants to address a broad range of infectious diseases worldwide.

        Using innovative proprietary recombinant protein nanoparticle vaccine technology, Novavax produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. The company's product pipeline includes a respiratory syncytial (RSV) virus F-protein nanoparticle vaccine candidate. RSV is a widespread disease that causes infections of the lower respiratory tract. While RSV affects persons of all ages, it acutely impacts infants, the elderly, young children and individuals compromised immune systems. In 2013, we completed two Phase 1 clinical trials with our RSV nanoparticle vaccine. The first trial reported on 330 women of child-bearing age and the second trial reported on 220 elderly adults. Both trials demonstrated the vaccine candidate was generally well-tolerated, increased anti-F IgG antibody titers and RSV A and B microneutralizing antibody titers in a dose dependent manner and, materially increased palivizumab competing antibody titers from undetectable levels.

        Novavax is also developing vaccine candidates for influenza in conjunction with U.S. Department of Health and Human Services, Biomedical Advanced Research and Development Authority (HHS BARDA). In February 2011, HHS BARDA awarded Novavax a contract, which funds both our seasonal and pandemic (H5N1) influenza vaccine candidates. The contract, valued at $97 million for the first three-year base-period and $82 million for an HHS BARDA optional two-year period, is a cost-plus-fixed-fee contract in which HHS BARDA reimburses us for allowable direct contract costs incurred plus allowable indirect costs and a fixed-fee earned in the ongoing clinical development and product scale-up of our multivalent seasonal and monovalent pandemic (H5N1) influenza vaccine candidates. We recognized revenue of approximately $6.5 million in the six months ended June 30, 2013, and have recognized approximately $41 million in revenue since the inception of the contract through June 30, 2013. Top-line data from our most recent Phase 2 clinical trial for our quadrivalent influenza vaccine candidate were announced in July 2012. In that clinical trial, our quadrivalent virus-like particles (VLP) vaccine candidate demonstrated immunogenicity against all four viral strains based on HAI responses at day 21, and was also well-tolerated, as evidenced by the absence of any observed vaccine-related serious adverse events (SAEs) and an acceptable reactogenicity profile.

        In October 2012, we reported positive results from two Phase 1 clinical trials of our pandemic (H5N1) vaccine candidate in combination with two different adjuvants, both of which are designed to improve the immunogenicity of vaccines at lower doses and thus provide antigen dose-sparing. The top-line data demonstrated safety and immunogenicity of varying dose-levels of the vaccine, with and without adjuvant, and further demonstrated statistically significant robust adjuvant effects on immune response. Our expected path forward in pandemic would include a Phase 1/2 clinical trial. In April 2013, we initiated manufacturing of a new monovalent influenza vaccine candidate against the A/Anhui/1/13-like H7N9 strain of avian influenza. This strain was first recognized by Chinese health authorities as a potential pandemic influenza threat in late March 2013. In a three month period, we took the A(H7N9) viral gene sequence provided to vaccine manufacturers by The World Health Organization, developed and purified a VLP antigen, conducted multiple animal studies, and initiated a

Phase 1 clinical trial in Australia. Top-line data from this trial are expected in late 2013. We believe that conducting this H7N9 campaign to develop a new vaccine candidate is an important strategic undertaking demonstrating our capabilities to quickly address emerging influenza threats.

        Novavax is involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea, and PATH. Together, Novavax' network supports its global commercialization strategy to create real and lasting change in the biopharmaceutical and vaccinology fields.

        Novavax was incorporated in 1987 under the laws of the State of Delaware. Our principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850. Our telephone number is (240) 268-2000 and our website address is www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

        The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, you should read the section in the accompanying prospectus entitled "Description of Our Capital Stock" and the documents referred to therein.

Issuer	Novavax, Inc.
Common stock offered by us	27,693,000 shares.
Over-allotment option

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to 4,153,950 additional shares of our common stock to cover over-allotments.

Common stock to be outstanding after this offering	204,275,239 shares (or 208,429,189 shares, if the underwriters exercise in full their overallotment option to purchase additional shares).
Use of proceeds

We intend to use the net proceeds from this offering for the advancement of our clinical-stage vaccine candidates, our pre-clinical research programs, and general corporate purposes, including working capital, product development, manufacturing and process development expenditures and capital expenditures, as well as acquisitions and other strategic purposes. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities. See the section titled "Use of Proceeds."

Risk factors

Your investment in our common shares involves substantial risks. You should consider the matters referred to under the heading "Risk Factors" on page S-6 of this prospectus supplement, page 1 of the accompanying prospectus and the risk factors incorporated by reference from our filings with the Securities and Exchange Commission (the "SEC," or the "Commission").

NASDAQ ticker symbol	NVAX

        The number of shares of our common stock to be outstanding after this offering is based on 176,582,239 shares of our common stock outstanding as of September 19, 2013.

        The number of shares of our common stock to be outstanding after this offering excludes the following, each as of September 19, 2013:

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  12,200,275 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $1.93 per share;

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  2,000,000 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan; and

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  6,466,069 shares of our common stock reserved for future awards under our 2005 Stock Incentive Plan.

        Unless otherwise stated, all information in this prospectus supplement assumes no exercise by the underwriters of their over-allotment option.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference include forward-looking statements. Such forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including our expectations regarding future revenue and expense levels, the efficacy, safety and intended utilization of our product candidates, the development of our clinical stage product candidates and our recombinant vaccine technologies, the future development of our product candidates by us, the conduct, timing and results of future clinical trials, plans regarding regulatory filings, our available cash resources and the availability of financing generally, our plans regarding partnering activities and business development initiatives, and other factors referenced herein and therein. In addition, forward-looking statements may contain the words "believe," "may," "could," "will," "possible," "can," "estimate," "continue," "ongoing," "consider," "anticipate," "intend," "seek," "plan," "project," "expect," "should," "would," or "assume" or any variations of such words or other words with similar meanings.

        Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference in this prospectus supplement or the accompanying prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus supplement or the accompanying prospectus, whether as a result of new information, future events or otherwise.

RISK FACTORS

        Investing in our securities involves a high degree of risk. For a discussion of the cautionary information you should carefully consider before deciding to purchase any of our securities, please review the risk factors included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including "Part I, Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013,"Part II, Item 1A—Risk Factors" in our Quarterly Report on Form 10-Q for the period ended June 30, 2013, filed with the SEC on August 8, 2013, as well as other documents that we file with the SEC that are incorporated by reference. The risks and uncertainties described in the documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If negative events occur, our business, financial condition, results of operations, and prospects would suffer. In that event, the market price of our common stock could decline, and you may lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS

         We have a history of losses and our future profitability is uncertain.

        Our expenses have exceeded our revenue since our formation in 1987, and our accumulated deficit at June 30, 2013 was $380.8 million. Our revenue for the last three fiscal years was $22.1 million in 2012, $14.7 million in 2011 and $0.3 million in 2010. Prior to 2011, we recorded limited revenue from research contracts, licenses and agreements to provide vaccine candidates, services and technologies. We cannot be certain that we will be successful in entering into strategic alliances or collaborative arrangements with other companies and government agencies that will result in significant revenue to offset our expenses. Our net losses for the last three fiscal years were $28.5 million in 2012, $19.4 million in 2011 and $35.7 million in 2010.

        Our recent historical losses have predominantly resulted from research and development expenses for our vaccine candidates, manufacturing-related expenses, costs related to protection of our intellectual property and for other general operating expenses. Our expenses have exceeded our revenue since inception. We believe our expenses will continue to increase, as a result of higher research and development efforts to support the development of our vaccine candidates.

        Although certain specified costs associated with the development of our influenza vaccines may be reimbursed under the contract with HHS BARDA, nevertheless we expect to continue to incur significant operating expenses and anticipate that our losses will increase in the foreseeable future as we seek to:

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  conduct clinical trials for RSV;

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  conduct pre-clinical studies for other early-stage vaccine candidates;

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  comply with the U.S. Food and Drug Administration, Center for Biologics Evaluation and Research's (FDA) manufacturing facility requirements;

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  scale-up our manufacturing process for commercial-scale and cost-efficiency (not including technology transfer to our new manufacturing facility in Gaithersburg, Maryland that may be partially reimbursed by HHS BARDA); and

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  maintain, expand and protect our intellectual property portfolio.

        As a result, we expect our cumulative operating losses to increase until such time, if ever, that product sales, licensing fees, royalties, milestones, contract research and other sources generate sufficient revenue to fund our operations. We cannot predict when, if ever, we might achieve profitability and cannot be certain that we will be able to sustain profitability, if achieved.

         We have limited financial resources and we are not certain that we will be able to maintain our current level of operations or be able to fund the further development of our vaccine candidates.

        We do not expect to generate revenue from product sales, licensing fees, royalties, milestones, contract research or other sources in an amount sufficient to fully fund our operations for the foreseeable future, and we will therefore use our cash resources and expect to require additional funds to maintain our operations, continue our research and development programs, commence future pre-clinical studies and clinical trials, seek regulatory approvals and manufacture and market our products. We will seek such additional funds through public or private equity or debt financings, collaborative licensing and development arrangements, non-dilutive government contracts and grants and other sources. While we continue to apply for contracts or grants from academic institutions, non-profits and governmental entities, there are no assurances that we would be successful. We cannot be certain that adequate additional funding will be available to us on acceptable terms, if at all. If we cannot raise the additional funds required for our anticipated operations, we may be required to delay significantly, reduce the scope of or eliminate one or more of our research or development programs, downsize our general and administrative infrastructure, or seek alternative measures to avoid insolvency, including arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies or vaccine candidates. If we raise additional funds through future offerings of shares of our common stock or other securities, such offerings would cause dilution of current stockholders' percentage ownership in the Company, which could be substantial. Future offerings also could have a material and adverse effect on the price of our common stock.

         Capital and credit market conditions may adversely affect our access to capital, cost of capital and ability to execute our business plan as scheduled.

        Access to capital markets is critical to our ability to operate. Traditionally, biopharmaceutical companies have funded their research and development expenditures through raising capital in the equity markets. Declines and uncertainties in these markets in the past have severely restricted raising new capital and have affected companies' ability to continue to expand or fund existing research and development efforts. We require significant capital for research and development for our vaccine candidates and clinical trials. The general economic and capital market conditions, both in the U.S. and worldwide, have been volatile in the past and at times have adversely affected our access to capital and increased the cost of capital. There is no certainty that the capital and credit markets will be available to raise additional capital on favorable terms. If economic conditions become worse, our future cost of equity or debt capital and access to the capital markets could be adversely affected. In addition, our inability to access the capital markets on favorable terms due to our low stock price, could affect our ability to execute our business plan as scheduled. Moreover, we rely and intend to rely on third-parties, including our clinical research organizations and certain other important vendors and consultants. As a result of the global economic situation, there may be a disruption or delay in the performance of our third-party contractors and suppliers. If such third-parties are unable to adequately satisfy their contractual commitments to us in a timely manner, our business could be adversely affected.

         Even with the HHS BARDA contract award, we may not be able to fully fund our influenza programs.

        The HHS BARDA contract is a cost-plus-fixed-fee contract that only reimburses certain specified activities that have been previously authorized by HHS BARDA. There is no guarantee that additional activities will not be needed and, if so, that HHS BARDA will reimburse us for these activities. Additionally, we have limited experience meeting the significant requirements of a federal government contractor, which includes having appropriate accounting, project tracking and earned-value management systems implemented and operational, and our existing operations may not meet these requirements in a timely way or at all. Performance under the HHS BARDA contract requires that we comply with appropriate regulations and operational mandates, with which we have minimal operational experience. Our ability to be regularly and fully reimbursed for our activities will depend on our ability to comply and demonstrate compliance with such requirements.

         The HHS BARDA contract award does not guarantee that we will be successful in future clinical trials, that the vaccine candidates will be licensed by the FDA, or that the contract award will continue to be available throughout the contract period.

        The HHS BARDA contract provides a cost-plus-fixed-fee reimbursement opportunity for certain specified clinical and development activities, but we remain fully responsible for conducting these activities. The award of the HHS BARDA contract does not guarantee that any of these activities will be successful. Our inability to be successful with certain key clinical or development activities could jeopardize our ability to get FDA licensure to sell our vaccines.

         HHS BARDA could decide to potentially delay certain of our activities, and we may elect to move forward with certain activities at our own risk and without HHS BARDA reimbursement.

        Under the HHS BARDA contract, HHS BARDA regularly reviews our development efforts and clinical activities. Under certain circumstances, HHS BARDA may advise us to delay certain activities and invest additional time and resources before proceeding. If we follow such HHS BARDA advice, overall program delays and costs associated with additional resources for which we had not planned may result. Also, the costs associated with following such advice may or may not be reimbursed by HHS BARDA under our contract. Finally, we may decide not to follow the advice provided by HHS BARDA and instead pursue activities that we believe are in the best interest of the program and of the Company, even if HHS BARDA would not reimburse us under our contract.

         We may not meet the milestones of our contract with HHS BARDA during the contract period and HHS BARDA may elect not to extend the contract period for us to meet these milestones.

        The HHS BARDA contract anticipates that we file Biologics License Applications (BLA, the biologic equivalent to a New Drug Application or NDA) for licensure of both a seasonal influenza vaccine and a pandemic influenza vaccine; however, the contract is for a base-period of three years plus an option-period of two additional years, and there is no guarantee that we will successfully complete all of the tasks required to file these BLAs during the anticipated contract period. For example, while we have made significant progress during the last year in addressing our goal of consistent and enhanced immune responses in all strains of our influenza vaccine candidates, there is no guarantee that we will ever be successful in having all the strains meet the immunogenicity criteria for accelerated approval by the FDA. The inability to meet such goals could cause delays in our influenza vaccine candidate programs.

         HHS BARDA may decide not to extend our contract beyond the three-year base-period for a two-year option period.

        The HHS BARDA contract anticipates a three-year base-period followed by an optional two-year period. Depending on how we perform during the base-period, HHS BARDA will decide whether or not to extend the contract to include the option period. Although we believe that, based on our progress to date and the activities that we have planned in the future, HHS BARDA will want to extend the contract, there can be no guarantee that HHS BARDA will decide to extend our contract to an option period.

         Because of changes to the influenza vaccine industry and regulatory environment, accelerated approval by the FDA of our seasonal influenza vaccine candidate may not be available in which case development of this vaccine will take longer and cost significantly more prior to BLA approval.

        While FDA regulations allow for the accelerated approval of a seasonal influenza vaccine based on surrogate endpoint criteria for products that treat serious diseases and fill an unmet medical need, which can allow developers to obtain licensure well ahead of the timeline for demonstrating clinical results in a traditional efficacy trial, the seasonal influenza vaccine industry has made significant steps to provide sufficient supply to the recommended population in the U.S. Thus, the FDA may no longer view the development of our seasonal influenza vaccine as meeting an unmet medical need. If our seasonal influenza vaccine does not receive accelerated approval from the FDA, we will need to conduct larger and more expensive efficacy clinical trials and that licensure of our seasonal vaccine will be materially delayed for a year or more, assuming such licensure occurs at all.

         Our expectation that our pandemic influenza vaccine candidate will be granted accelerated approval by the FDA is not guaranteed and if we don't get accelerated approval, development of this vaccine will take longer and cost significantly more prior to BLA approval.

        As is the case with seasonal influenza, FDA has articulated the immunogenicity criteria for accelerated approval of vaccines that address potential pandemic influenza strains. Because a controlled efficacy clinical trial of a pandemic vaccine candidate is not logistically or ethically possible, accelerated approval will require evidence that a seasonal vaccine made by the same manufacturing process as the pandemic vaccine is efficacious. There is no guarantee the FDA will grant accelerated approval of our pandemic vaccine before we provide seasonal influenza efficacy data. If our seasonal influenza vaccine does not get accelerated approval from the FDA, it is likely that we will need to conduct larger and more expensive efficacy clinical trials and that licensure of our seasonal vaccine will be materially delayed for a year or more, assuming such licensure occurs at all, which may, in turn, delay the FDA approval of our pandemic vaccine.

         Our recent acquisition of Isconova AB (Isconova), collaborations with regional partners, such as Cadila, LG Life Sciences, Ltd. (LGLS), and PATH Vaccine Solutions (PATH), as well as contracts with international providers, expose us to additional risks associated with doing business outside the U.S., and any adverse event could have a material negative impact on our operations.

        We acquired Isconova, a company based in Sweden, on July 31, 2013. We have also formed a joint venture with Cadila in India, entered into a license agreement with LGLS in South Korea, a clinical development agreement with PATH and have entered into other agreements and arrangements with companies in other countries. We plan to continue to enter into collaborations or partnerships with companies, non-profit organizations and local governments in other parts of the world. Risks of conducting business outside the U.S. include:

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  multiple regulatory requirements could affect our ability to develop, manufacture and sell products in such local markets;

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  compliance with anti-bribery laws such as the United States Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;

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  trade protections measures and import and export licensing requirements;

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  different labor regulations;

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  changes in environmental, health and safety laws;

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  exchange rates;

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  potentially negative consequences from changes in or interpretations of tax laws;

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  political instability and actual or anticipated military or potential conflicts;

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  economic instability, inflation, recession and interest rate fluctuations;

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  minimal or diminished protection of intellectual property in some countries; and

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  possible nationalization and expropriation.

        These risks, individually or in the aggregate, could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

         Current or future regional relationships may hinder our ability to engage in larger transactions.

        We have entered into regional collaborations to develop our vaccine candidates in certain parts of the world, and we may enter into additional regional collaborations. Our relationships with Cadila, LGLS, and PATH are examples of these regional relationships. These relationships are likely to involve the licensing of our technology to our partner or entering into a distribution agreement, frequently on an exclusive basis. Generally, these exclusive agreements are restricted to certain territories. Because we have entered into exclusive license and distribution agreements, larger companies may not be interested, or able, to enter into collaborations with us on a worldwide-scale. Also, these regional relationships may make us an unattractive target for an acquisition.

         We are a biopharmaceutical company and face significant risk in developing, manufacturing and commercializing our products.

        We focus our research and development activities on vaccines, an area in which we have particular strengths and a technology that appears promising. The outcome of any research and development program is highly uncertain. Only a small fraction of biopharmaceutical development programs ultimately result in commercial products or even product candidates and a number of events could delay our development efforts and negatively impact our ability to obtain regulatory approval for, and to manufacture, market and sell, a vaccine. Vaccine candidates that initially appear promising often fail to yield successful products. In many cases, pre-clinical studies or clinical trials will show that a product candidate is not efficacious or that it raises safety concerns or has other side effects that outweigh its intended benefit. Success in pre-clinical or early clinical trials may not translate into success in large-scale clinical trials. Further, success in clinical trials will likely lead to increased investment, accelerating cumulative losses to bring such products to market. Even if clinical trial results appear positive, regulatory approval may not be obtained if the FDA does not agree with our interpretation of the results and we may face challenges when scaling-up the production process to commercial levels. Even after a product is approved and launched, general usage or post-marketing clinical trials may identify safety or other previously unknown problems with the product, which may result in regulatory approvals being suspended, limited to narrow indications or revoked, which may otherwise prevent successful commercialization. Intense competition in the vaccine industry could also limit the successful commercialization of our products.

         Many of our competitors have significantly greater resources and experience, which may negatively impact our commercial opportunities and those of our current and future licensees.

        The biotechnology and pharmaceutical industries are subject to intense competition and rapid and significant technological change. We have many potential competitors, including major pharmaceutical companies, specialized biotechnology firms, academic institutions, government agencies and private and public research institutions. Many of our competitors have significantly greater financial and technical resources, experience and expertise in:

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  research and development;

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  pre-clinical testing;

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  designing and implementing clinical trials;

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  regulatory processes and approvals;

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  production and manufacturing; and

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  sales and marketing of approved products.

        Principal competitive factors in our industry include:

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  the quality and breadth of an organization's technology;

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  management of the organization and the execution of the organization's strategy;

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  the skill and experience of an organization's employees and its ability to recruit and retain skilled and experienced employees;

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  an organization's intellectual property portfolio;

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  the range of capabilities, from target identification and validation to drug discovery and development to manufacturing and marketing; and

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  the availability of substantial capital resources to fund discovery, development and commercialization activities.

        Large and established companies such as Merck & Co., Inc., GlaxoSmithKline plc, Novartis, Inc., Sanofi Pasteur, SA, Pfizer Inc. and MedImmune, LLC (a subsidiary of AstraZeneca PLC), among others, compete in the vaccine market. In particular, these companies have greater experience and expertise in securing government contracts and grants to support their research and development efforts, conducting testing and clinical trials, obtaining regulatory approvals to market products, manufacturing such products on a broad scale and marketing approved products.

        There are many seasonal influenza vaccines currently approved and marketed. Competition in the sale of these seasonal influenza vaccines is intense. Therefore, newly developed and approved products must be differentiated from existing vaccines in order to have commercial success. In order to show differentiation in the seasonal influenza market, a product must be more efficacious, particularly in older adults, and/or be less expensive and quicker to manufacture. Many of our competitors are working on new products and new generations of current products, each of which is intended to be more efficacious than products currently being marketed. Our seasonal influenza vaccine candidate may not prove to be more efficacious than current products or products under development by our competitors. Further, our manufacturing system may not provide enough savings of time or money to provide the required differentiation for commercial success.

        We are also aware that there are multiple companies with active RSV vaccine programs at various stages of development. Thus, while there is no RSV vaccine currently on the market, there is likely to be significant and consistent competition as these active programs mature. Different RSV vaccines may work better for different segments of the population, so it may be difficult for a single RSV vaccine manufacturer to provide a vaccine that is marketable to multiple segments of the population. Geographic markets are also likely to vary significantly which may make it difficult to market a single RSV vaccine worldwide. Even if a manufacturer brings an RSV vaccine to license, it is likely that competitors will continue to work on new products that could be more efficacious and/or less-expensive. Our RSV vaccine candidate may not be as far along in development as other active RSV vaccine programs, nor as efficacious as products under development by competing companies.

        Smaller or early-stage companies and research institutions may also prove to be significant competitors, particularly through collaborative arrangements with large and established pharmaceutical companies. As these companies develop their technologies, they may develop proprietary positions, which may prevent or limit our product development and commercialization efforts. We will also face competition from these parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and subject registration for clinical trials and in acquiring and in-licensing technologies and products complementary to our programs or potentially advantageous to our business. If any of our competitors succeed in obtaining approval from the FDA or other regulatory authorities for their products sooner than we do or for products that are more effective or less costly than ours, our commercial opportunity could be significantly reduced.

        In order to effectively compete, we will have to make substantial investments in development, testing, manufacturing and sales and marketing or partner with one or more established companies. There is no assurance that we will be successful in gaining significant market share for any vaccine. Our technologies and vaccines also may be rendered obsolete or non-competitive as a result of products introduced by our competitors to the marketplace more rapidly and at a lower cost.

         If we are unable to attract or retain key management or other personnel, we may experience delays in product development.

        We depend on our senior executive officers, as well as key scientific and other personnel. The loss of these individuals could harm our business and significantly delay or prevent the achievement of research, development or business objectives. We have had several turnover situations in key executive positions and the lack of management continuity and resulting lack of long-term history with our Company along with the learning curve that executives experience when they join our management team could result in operational and administrative inefficiencies and added costs. If we were to experience additional turnover at the executive level, these risks would be exacerbated.

        We may not be able to attract qualified individuals for other key management or other personnel positions on terms acceptable to us. Competition for qualified employees is intense among pharmaceutical and biotechnology companies, and the loss of qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the expansion of our activities, could hinder our ability to complete clinical trials successfully and develop marketable products.

        We also rely from time to time on outside advisors who assist us in formulating our research and development and clinical strategy. We may not be able to attract and retain these individuals on acceptable terms, which could have a material adverse effect on our business, financial condition and results of operations.

         We may have product liability exposure.

        The administration of drugs or vaccines to humans, whether in clinical trials or after marketing clearances are obtained, can result in product liability claims. We maintain product liability insurance coverage in the total amount of $20 million aggregate for all claims arising from the use of products in clinical trials prior to FDA approval. Coverage is relatively expensive, and the market pricing can significantly fluctuate. Therefore, we may not be able to maintain insurance at a reasonable cost. There can be no assurance that we will be able to maintain our existing insurance coverage or obtain coverage for the use of our other products in the future. This insurance coverage and our resources may not be sufficient to satisfy all liabilities resulting from product liability claims. A successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable items, if at all. Even if a claim is not successful, defending such a claim would be time-consuming and expensive, may damage our reputation in the marketplace and would likely divert management's attention.

        Regardless of merit or eventual outcome, liability claims may result in:

  •
  decreased demand for our products;

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  impairment of our business reputation;

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  withdrawal of clinical trial participants;

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  costs of related litigation;

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  substantial monetary awards to subjects or other claimants;

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  loss of revenue; and

  •
  inability to commercialize our vaccine candidates.

         We may not be able to win government, academic institution or non-profit contracts or grants.

        From time to time, we may apply for contracts or grants from academic institutions, government agencies and non-profit entities. Such contracts or grants can be highly attractive because they provide capital to fund the ongoing development of our technologies and vaccine candidates without diluting our stockholders. However, there is often significant competition for these contracts or grants. Entities offering contracts or grants may have requirements to apply for or to otherwise be eligible to receive certain contracts or grants that our competitors may be able to satisfy that we cannot. In addition, such entities may make arbitrary decisions as to whether to offer contracts or make grants, to whom the contracts or grants will be awarded and the size of the contracts or grants to each awardee. Even if we are able to satisfy the award requirements, there is no guarantee that we will be a successful awardee. Therefore, we may not be able to win any contracts or grants in a timely manner, if at all.

         Raising additional capital by issuing securities or through collaboration and licensing arrangements may cause dilution to existing stockholders or require us to relinquish rights to our technologies or vaccine candidates.

        If we are unable to partner with a third-party to advance the development of one or more of our vaccine candidates, we will need to raise money through additional debt or equity financings. To the extent that we raise additional capital by issuing equity securities, our stockholders will experience immediate dilution, which may be significant. There is also a risk that such equity issuances may cause an ownership change under the Internal Revenue Code of 1986, as amended, and similar state provisions, thus limiting our ability to use our net operating loss carryforwards and credits. To the extent that we raise additional capital through licensing arrangements or arrangements with collaborative partners, we may be required to relinquish, on terms that may not be favorable to us, rights to some of our technologies or vaccine candidates that we would otherwise seek to develop or commercialize ourselves. In addition, current economic conditions may also negatively affect the desire or ability of potential collaborators to enter into transactions with us. They may also have to delay or cancel research and development projects or reduce their overall budgets.

         Our business may be adversely affected if we do not successfully execute our business development initiatives.

        We anticipate growing through both internal development projects, as well as external opportunities, which include the acquisition, partnering and in-licensing of products, technologies and companies or the entry into strategic alliances and collaborations. The availability of high quality opportunities is limited, and we may fail to identify candidates that we and our stockholder consider suitable or complete transactions on terms that prove advantageous. In order to pursue such opportunities, we may require significant additional financing, which may not be available to us on favorable terms, if at all. Even if we are able to successfully identify and complete acquisitions, like our business combination with Isconova, we may not be able to integrate the assets or take full advantage of the opportunities and, consequently, may not realize the benefits that we expect.

        To effectively manage our current and future potential growth, we will need to continue to enhance our operational, financial and management processes and to effectively expand, train and manage our employee base. Supporting our growth initiatives will require significant expenditures and management resources, including investments in research and development, manufacturing and other areas of our business. If we do not successfully manage our growth and do not successfully execute our growth initiatives, then our business and financial results may be adversely impacted, and we may incur asset impairment or restructuring charges.

RISKS RELATED TO OUR ACQUISITION OF ISCONOVA

         We may not be able to successfully integrate our business with the business of Isconova.

        The acquisition involves the integration of two companies based in different countries that had been operating independently. This integration will be a complex, costly and time-consuming process. We may encounter difficulties in integrating our operations, technology and personnel with those of Isconova and this may continue for some time. Our management has limited experience integrating operations as substantial and geographically diverse as those of Isconova. We may not successfully integrate our operations and Isconova's operations in a timely manner, or at all. The failure to successfully integrate the two businesses' operations could adversely affect our business, financial condition and results of operations. The anticipated benefits relate to utilizing Isconova's proprietary adjuvants, including Matrix-M, with one or more of Novavax' product candidates and retaining the full economics and developmental control of these adjuvanted vaccines, as well as other opportunities resulting from Novavax' and Isconova's complementary product candidates, industry specialties and technology platforms. However, these anticipated benefits are based on projections and assumptions, not actual experience, and assume a successful integration.

         As a result of the combination with Isconova, we may face risks upon entering into areas of vaccine development for which we have limited or no experience.

        Isconova specializes in developing and commercializing adjuvants and has focused substantial efforts and gained expertise in veterinary vaccines. The development and improvement of vaccines for the global veterinary market is a new area of vaccine development for which we have limited or no experience. As such, we do not have the experience and knowledge involved in successfully developing animal vaccines. Similarly, while we have used adjuvants in both research and clinical development, we have not developed or sought to commercialize adjuvants in our human vaccine program, and thus we do not have this experience and knowledge. This lack of experience may have a detrimental impact to operations.

         Isconova adjuvants, including Matrix-M, may prove to have limited or no benefit to our vaccine development programs.

        We cannot guarantee that Matrix-M, or any other of Isconova's saponin-based adjuvants, will offer immunogenic benefits to any of our vaccine programs until such adjuvants are tested in clinical trials.

         We may not be able to achieve the anticipated strategic benefits of our recent combination with Isconova.

        We are not able to guarantee that anticipated strategic benefits from the completed acquisition of Isconova, including cost savings from operational activities, will be realized within the time periods contemplated or that they will be realized at all. We are not able to guarantee that the combination of Novavax and Isconova will result in the realization of the full benefits.

         Adjuvants, including saponin-based adjuvants such as Matrix-M, are likely to face increased regulatory scrutiny and may prove to be unpopular with vaccine-using consumers and advocacy groups.

        Regulatory agencies, including the FDA, have been cautious in approving adjuvants for use in commercial vaccines. Recent reports on an adjuvant that contain squalene, a commercially extracted adjuvant derived from shark liver oil, as an active ingredient, and links to neurological disorders like narcolepsy may cause regulatory agencies to increase their scrutiny of all adjuvants, whether they contain squalene or not. Although none of the adjuvants made by Isconova contain squalene, the impact of such regulatory scrutiny may be detrimental to vaccine products containing non-squalene adjuvants. In addition, adjuvant usage has been unpopular with a small group of vaccine advocacy and consumer groups who oppose the addition of further active ingredients in vaccines; their opposition may gain support and have a detrimental impact on commercialization efforts and opportunities.

         As a result of the acquisition of Isconova, we will have revenue and expenses outside of the U.S., so we will be subject to fluctuations in foreign currency rates, and if our management is unable to manage our exposure to foreign currencies successfully, our operating results will suffer.

        Following the completion of the acquisition, we will be exposed to risks associated with the translation of Isconova's Swedish Kronor (SEK)-denominated financial results and balance sheet into U.S. dollars. Our reporting currency will remain as the U.S. dollar; however, a portion of our consolidated financial obligations will arise in other currencies, including Euros, British Pounds and SEK. In addition, the carrying value of some of our assets and liabilities will be affected by fluctuations in the value of the U.S. dollar as compared to the Euro, British Pound and SEK. Any inability to successfully manage these fluctuations in foreign currency rates could have a material adverse effect on our results of operations and, as a result, on the market price of our common stock.

         The uncertainties associated with our combination with Isconova may cause key personnel to leave.

        Our employees, including the employees of Isconova, may perceive uncertainty about their future role with the combined business until strategies with regard to the combined business are fully executed. Any uncertainty may affect either our ability to retain key management, sales, marketing, technical and financial personnel. Isconova's technology is based, in part, on trade secret and know-how, so if we are not able to retain key technical employees, we might have difficulties in continuing to develop and maintain Isconova's proprietary adjuvants, which may impede the achievement of our objectives with this acquisition.

PRODUCT DEVELOPMENT RISKS

         Because our vaccine product development efforts depend on new and rapidly evolving technologies, we cannot be certain that our efforts will be successful.

        Our vaccine development efforts depend on new, rapidly evolving technologies and on the marketability and profitability of our products. Commercialization of our vaccines could fail for a variety of reasons, and include the possibility that:

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  our recombinant nanoparticle vaccine technologies, any or all of the products based on such technologies or our proprietary manufacturing process will be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances or commercial viability;

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  we are unable to scale-up our manufacturing capabilities in a cost-effective manner;

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  the products, if safe and effective, will be difficult to manufacture on a large-scale or uneconomical to market;

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  our manufacturing facility will fail to continue to pass regulatory inspections;

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  proprietary rights of third-parties will prevent us or our collaborators from exploiting technologies, and manufacturing or marketing products; and

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  third-party competitors will gain greater market share due to superior products or marketing capabilities.

         We have not completed the development of vaccine products and we may not succeed in obtaining the FDA approval necessary to sell such vaccine products.

        The development, manufacture and marketing of our pharmaceutical and biological products are subject to government regulation in the U.S. and other countries, including the European Medicines Agency and the Swedish Medical Products Agency with respect to our adjuvant product being developed in Sweden. In the U.S. and most foreign countries, we must complete rigorous pre-clinical testing and extensive clinical trials that demonstrate the safety and efficacy of a product in order to apply for regulatory approval to market the product. None of our vaccine candidates have yet gained regulatory approval in the U.S. or elsewhere. We also have vaccine candidates in clinical trials and pre-clinical laboratory or animal studies.

        The steps required by the FDA before our proposed investigational products may be marketed in the U.S. include:

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  performance of pre-clinical (animal and laboratory) tests;

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  submissions to the FDA of an IND, which must become effective before clinical trials may commence;

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  performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the investigational product in the intended target population;

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  performance of a consistent and reproducible manufacturing process intended for commercial use, including appropriate manufacturing data and regulatory inspections;

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  submission to the FDA of a BLA or a NDA; and

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  FDA approval of the BLA or NDA before any commercial sale or shipment of the product.

        The processes are expensive and can take many years to complete, and we may not be able to demonstrate the safety and efficacy of our vaccine candidates to the satisfaction of regulatory authorities. The start of clinical trials can be delayed or take longer than anticipated for many and varied reasons, many of which are out of our control. Safety concerns may emerge that could lengthen the ongoing clinical trials or require additional clinical trials to be conducted. Promising results in early clinical trials may not be replicated in subsequent clinical trials. Regulatory authorities may also require additional testing, and we may be required to demonstrate that our proposed products represent an improved form of treatment over existing therapies, which we may be unable to do without conducting further clinical trials. Moreover, if the FDA or a foreign regulatory body grants regulatory approval of a product, the approval may be limited to specific indications or limited with respect to its distribution. Expanded or additional indications for approved products may not be approved, which could limit our revenue. Foreign regulatory authorities may apply similar limitations or may refuse to grant any approval. Consequently, even if we believe that pre-clinical and clinical data are sufficient to support regulatory approval for our vaccine candidates, the FDA and foreign regulatory authorities may not ultimately grant approval for commercial sale in any jurisdiction. If our vaccine candidates are not approved, our ability to generate revenue will be limited and our business will be adversely affected.

         If we are unable to manufacture our vaccines in sufficient quantities, at sufficient yields or are unable to obtain regulatory approvals for a manufacturing facility for our vaccines, we may experience delays in product development, clinical trials, regulatory approval and commercial distribution.

        Completion of our clinical trials and commercialization of our vaccine candidates require access to, or development of, facilities to manufacture our vaccine candidates at sufficient yields and at commercial-scale. We have limited experience manufacturing any of our vaccine candidates in the volumes that will be necessary to support large-scale clinical trials or commercial sales. Efforts to establish these capabilities may not meet initial expectations as to scheduling, scale-up, reproducibility, yield, purity, cost, potency or quality.

        If we are unable to manufacture our vaccine candidates in clinical quantities or, when necessary, in commercial quantities and at sufficient yields, then we must rely on third-parties. Other third-party manufacturers must also receive FDA approval before they can produce clinical material or commercial products. Our vaccines may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third-parties give other products greater priority. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, or on a timely basis. In addition, we have to enter into technical transfer agreements and share our know-how with the third-party manufacturers, which can be time-consuming and may result in delays.

        Influenza vaccines are seasonal in nature. If a vaccine is not available early enough in the influenza season, we would likely have difficulty selling the vaccine. Further, pandemic outbreaks present only short-term opportunities for us. There is no way to predict when there will be a pandemic outbreak, the strain of the influenza or how long the pandemic will last. For these reasons, any delay in the delivery of an influenza vaccine could result in lower sales volumes, lower sale prices, or no sales. Because the strain of the seasonal influenza changes annually, inventory of seasonal vaccine cannot be sold during a subsequent influenza season. Any delay in the manufacture of our influenza vaccines could adversely affect our ability to sell the vaccines.

        Our reliance on contract manufacturers may adversely affect our operations or result in unforeseen delays or other problems beyond our control. Because of contractual restraints and the limited number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture our bulk vaccines on a commercial-scale, replacement of a manufacturer may be expensive and time-consuming and may cause interruptions in the production of our vaccine. A third-party manufacturer may also encounter difficulties in production. These problems may include:

  •
  difficulties with production costs, scale-up and yields;

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  availability of raw materials and supplies;

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  quality control and assurance;

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  shortages of qualified personnel;

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  compliance with strictly enforced federal, state and foreign regulations that vary in each country where product might be sold; and

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  lack of capital funding.

        As a result, any delay or interruption could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         We may not be able to secure sufficient supplies of a key component of our adjuvant technology.

        Because an important component of our recently-acquired adjuvant technology is extracted from trees (Quillaja saponins) grown in Chile, we need to establish long term access to Quillaja extract with a consistent and sufficiently high quality. We will need to find partners and make investments to secure the supply of raw material or the introduction of products may be delayed.

         Our new manufacturing facility may not be available during 2013, which may impede or delay our ability to manufacture one or more vaccine candidates for subsequent clinical trials or obtain BLA for such vaccines.

        Although our new manufacturing facility in Gaithersburg, Maryland, designed to manufacture Phase III vaccine candidates under our influenza program, has completed refurbishment, the new facility requires relocation of equipment from our Belward facility and new equipment and validation in order to begin manufacturing. This work is expected to be completed in 2013; however, there are risks associated with bringing such a facility online, that include but are not limited to contractor issues and delays, licensing and permitting delays or rejections, limitations and delays on the installation of new or custom-ordered equipment, issues associated with validating equipment, processes or other aspects of insuring cGMP manufacturing and delays associated with moving equipment from our current facility to the new facility. Even if we meet all the scheduled activities associated with bringing the new facility online, there are many aspects of the project that rely on third party contractors and subcontractors, and there can be no guarantee that they will meet expected timeframes.

         We expect to continue to use all of our current manufacturing facility, however, if we choose not to do so, we may not be able to defray the lease payments and operating expenses of that facility.

        With our new late-stage and commercial launch manufacturing facility in Gaithersburg, Maryland, we have the opportunity to continue to fully utilize our current facility in Rockville, Maryland to develop early-stage clinical material and perform other pilot manufacturing activities. Although we expect to utilize the entire Rockville facility, depending on our needs, we may decide to sublease a portion or all of the Rockville facility prior to the end of our lease on January 31, 2017. Further, while we have structured our new facility arrangement to limit our financial exposure over the next six months, the expenses of leasing two manufacturing facilities are significant. If we decide to sublease a portion or all of the Rockville facility, such a sublease may prove difficult to obtain and even if we are able to do so, the sublease payments may not cover our lease payments and operating expenses for the space that we would sublet.

         We must identify vaccines for development with our technologies and establish successful third-party relationships.

        The near and long-term viability of our vaccine candidates will depend in part on our ability to successfully establish new strategic collaborations with pharmaceutical and biotechnology companies, non-profit organizations and government agencies. Establishing strategic collaborations and obtaining government funding is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position or based on their internal pipeline; government agencies may reject contract or grant applications based on their assessment of public need, the public interest, our products' ability to address these areas, or other reasons beyond our expectations or control. If we fail to establish a sufficient number of collaborations or government relationships on acceptable terms, we may not be able to commercialize our vaccine candidates or generate sufficient revenue to fund further research and development efforts.

        Even if we establish new collaborations or obtain government funding, these relationships may never result in the successful development or commercialization of any vaccine candidates for several reasons, including the fact that:

  •
  we may not have the ability to control the activities of our partner and cannot provide assurance that they will fulfill their obligations to us, including with respect to the license, development and commercialization of vaccine candidates, in a timely manner or at all;

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  such partners may not devote sufficient resources to our vaccine candidates or properly maintain or defend our intellectual property rights;

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  any failure on the part of our partners to perform or satisfy their obligations to us could lead to delays in the development or commercialization of our vaccine candidates and affect our ability to realize product revenue; and

  •
  disagreements, including disputes over the ownership of technology developed with such collaborators, could result in litigation, which would be time-consuming and expensive, and may delay or terminate research and development efforts, regulatory approvals and commercialization activities.

        Our collaborators will be subject to the same regulatory approval of their manufacturing facility and process as Novavax. Before we could begin commercial manufacturing of any of our vaccine candidates, we and our collaborators must pass a pre-approval inspection before FDA approval and comply with the FDA's cGMP. If our collaborators fail to comply with these requirements, our vaccine candidates would not be approved. If our collaborators fail to comply with these requirements after approval, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products.

        If we or our collaborators fail to maintain our existing agreements or in the event we fail to establish agreements as necessary, we could be required to undertake research, development, manufacturing and commercialization activities solely at our own expense. These activities would significantly increase our capital requirements and, given our lack of sales, marketing and distribution capabilities, significantly delay the commercialization of our vaccine candidates.

         Because we depend on third-parties to conduct some of our laboratory testing, clinical trials, and manufacturing, we may encounter delays in or lose some control over our efforts to develop products.

        We are dependent on third-party research organizations to conduct some of our laboratory testing, clinical trials and manufacturing activities. If we are unable to obtain any necessary services on acceptable terms, we may not complete our product development efforts in a timely manner. We may lose some control over these activities and become too dependent upon these parties. These third-parties may not complete testing or manufacturing activities on schedule, within budget, or when we request. We may not be able to secure and maintain suitable research organizations to conduct our laboratory testing, clinical trials and manufacturing activities. We have not manufactured any of our vaccine candidates at a commercial level and may need to identify additional third-party manufacturers to scale-up and manufacture our products.

        We are responsible for confirming that each of our clinical trials is conducted in accordance with its general investigational plan and protocol. Moreover, the FDA and foreign regulatory agencies require us to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the clinical trial participants are adequately protected. The FDA and foreign regulatory agencies also require us to comply with good manufacturing practices. Our reliance on third-parties does not relieve us of these responsibilities and requirements. These third-parties may not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines. In addition, these third-parties may need to be replaced or the quality or accuracy of the data they obtain may be compromised or the product they manufacture may be contaminated due to the failure to adhere to our clinical and manufacturing protocols, regulatory requirements or for other reasons. In any such event, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval of, or commercially manufacture, our vaccine candidates.

         Our collaborations may not be profitable.

        We entered a co-marketing agreement with GE Healthcare Company (GEHC) in December 2007 for a pandemic influenza vaccine solution for select international countries, and our collaboration continues to incorporate GEHC's bioprocessing/manufacturing solutions and design expertise with our VLP manufacturing platform.

        We have formed the JV with Cadila in India and, in connection with it, entered into a master services agreement pursuant to which we may request certain services from Cadila in the areas of biologics research, pre-clinical development, clinical development, process development, manufacturing scale-up and general manufacturing related services in India. We and Cadila amended the master services agreement first in July 2011, and subsequently in March 2013, in each case to extend the term by one year for which services can be provided by Cadila under this agreement. Under the revised terms, if, by March 2014, the amount of services provided by Cadila under the master services agreement is less than $7.5 million, we will pay Cadila the portion of the shortfall amount that is less than or equal to $2.0 million and 50% of the portion of the shortfall amount that exceeds $2.0 million. Through June 30, 2013, we have purchased $1.8 million in services from Cadila pursuant to this agreement.

        We have entered into a license agreement with LGLS that allows them to use our manufacturing and production technology to develop and sell our influenza vaccines. We have also entered into a clinical development agreement with PATH related to our RSV vaccine for maternal immunization in low-resource countries. To the extent PATH continues to fund 50% of the Company's external clinical development costs, but the Company does not continue development, the Company would grant PATH a fully-paid license to its RSV vaccine technology for use in pregnant women in such low-resource countries at terms that may not be favorable to the Company.

        We cannot predict when, if at all, these relationships will lead to approved products, sales, or otherwise provide revenue to the Company or become profitable.

         We have limited marketing capabilities, and if we are unable to enter into collaborations with marketing partners or develop our own sales and marketing capability, we may not be successful in commercializing any approved products.

        We currently have no sales, marketing or distribution capabilities. As a result, we will depend on collaborations with third-parties that have established distribution systems and sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenue will depend upon the efforts of third-parties, over which we may have little or no control. If we are unable to reach and maintain agreements with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. Developing a marketing and sales force is expensive and time-consuming and could delay a product launch. We cannot be certain that we will be able to attract and retain qualified sales personnel or otherwise develop this capability.

         Our vaccine candidates may never achieve market acceptance even if we obtain regulatory approvals.

        Even if we receive regulatory approvals for the commercial sale of our vaccine candidates, the commercial success of these vaccine candidates will depend on, among other things, their acceptance by physicians, patients, third-party payers such as health insurance companies and other members of the medical community as a vaccine and cost-effective alternative to competing products. If our vaccine candidates fail to gain market acceptance, we may be unable to earn sufficient revenue to continue our business. Market acceptance of, and demand for, any product that we may develop and commercialize will depend on many factors, including:

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  our ability to provide acceptable evidence of safety and efficacy;

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  the prevalence and severity of adverse side effects;

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  whether our vaccines are differentiated from other vaccines based on immunogenicity;

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  availability, relative cost and relative efficacy of alternative and competing treatments;

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  the effectiveness of our marketing and distribution strategy;

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  publicity concerning our products or competing products and treatments; and

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  our ability to obtain sufficient third-party insurance coverage or reimbursement.

        In particular, there are significant challenges to market acceptance for seasonal influenza vaccines. For our seasonal vaccine to be accepted in the market, we must demonstrate differentiation from other seasonal vaccines that are currently approved and marketed. This can mean that the vaccine is more effective in certain populations, such as in older adults, or cheaper and quicker to produce. There are no assurances that our vaccine will be more efficacious than other vaccines.

        If our vaccine candidates do not become widely accepted by physicians, patients, third-party payers and other members of the medical community, our business, financial condition and results of operations would be materially and adversely affected.

         If reforms in the health care industry make reimbursement for our potential products less likely, the market for our potential products will be reduced, and we could lose potential sources of revenue.

        Our success may depend, in part, on the extent to which reimbursement for the costs of vaccines will be available from third-party payers such as government health administration authorities, private health insurers, managed care programs and other organizations. Over the past decade, the cost of health care has risen significantly, and there have been numerous proposals by legislators, regulators and third-party health care payers to curb these costs. Some of these proposals have involved limitations on the amount of reimbursement for certain products. Similar federal or state health care legislation may be adopted in the future and any products that we or our collaborators seek to commercialize may not be considered cost-effective. Adequate third-party insurance coverage may not be available for us to establish and maintain price levels that are sufficient for realization of an appropriate return on our investment in product development. Moreover, the existence or threat of cost control measures could cause our corporate collaborators to be less willing or able to pursue research and development programs related to our vaccine candidates.

REGULATORY RISKS

         We may fail to obtain regulatory approval for our products on a timely basis or comply with our continuing regulatory obligations after approval is obtained.

        Delays in obtaining regulatory approval can be extremely costly in terms of lost sales opportunities, losing any potential marketing advantage of being early to market and increased clinical trial costs. The speed with which we begin and complete our pre-clinical studies necessary to begin clinical trials, clinical trials and our applications for marketing approval will depend on several factors, including the following:

  •
  our ability to manufacture or obtain sufficient quantities of materials for use in necessary pre-clinical studies and clinical trials;

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  prior regulatory agency review and approval;

  •
  approval of the protocol and the informed consent form by the review board of the institution conducting the clinical trial;

  •
  the rate of subject or patient enrollment and retention, which is a function of many factors, including the size of the subject or patient population, the proximity of subjects and patients to clinical sites, the eligibility criteria for the clinical trial and the nature of the protocol;

  •
  negative test results or side effects experienced by clinical trial participants;

  •
  analysis of data obtained from pre-clinical and clinical activities, which are susceptible to varying interpretations and which interpretations could delay, limit or prevent further studies or regulatory approval;

  •
  the availability of skilled and experienced staff to conduct and monitor clinical trials and to prepare the appropriate regulatory applications; and

  •
  changes in the policies of regulatory authorities for drug or vaccine approval during the period of product development.

        We have limited experience in conducting and managing the pre-clinical studies and clinical trials necessary to obtain regulatory marketing approvals. We may not be permitted to continue or commence additional clinical trials. We also face the risk that the results of our clinical trials may be inconsistent with the results obtained in pre-clinical studies or clinical trials of similar products or that the results obtained in later phases of clinical trials may be inconsistent with those obtained in earlier phases. A number of companies in the biopharmaceutical and product development industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing.

        Regulatory agencies may require us or our collaborators to delay, restrict or discontinue clinical trials on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk. In addition, we or our collaborators may be unable to submit applications to regulatory agencies within the time frame we currently expect. Once submitted, applications must be approved by various regulatory agencies before we or our collaborators can commercialize the product described in the application. All statutes and regulations governing the conduct of clinical trials are subject to change in the future, which could affect the cost of such clinical trials. Any unanticipated costs or delays in our clinical trials could delay our ability to generate revenue and harm our financial condition and results of operations.

         Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products internationally.

        We intend to have our vaccine candidates marketed outside the U.S. In furtherance of this objective, we have entered into relationships with Cadila in India, LGLS in South Korea and PATH. In order to market our products in the European Union, India, Asia and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing and data review. The time required to obtain foreign regulatory approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. Approval by a regulatory agency, such as the FDA, does not ensure approval by any other regulatory agencies, for example in other foreign countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in other jurisdictions, including approval by the FDA. The failure to obtain regulatory approval in foreign jurisdictions could harm our business.

         Even if regulatory approval is received for our vaccine candidates, the later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions, including withdrawal of the product from the market.

        Even if a product gains regulatory approval, such approval is likely to limit the indicated uses for which it may be marketed, and the product and the manufacturer of the product will be subject to continuing regulatory review, including adverse event reporting requirements and the FDA's general prohibition against promoting products for unapproved uses. Failure to comply with any post-approval requirements can, among other things, result in warning letters, product seizures, recalls, substantial fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. Any of these enforcement actions, any unanticipated changes in existing regulatory requirements or the adoption of new requirements, or any safety issues that arise with any approved products, could adversely affect our ability to market products and generate revenue and thus adversely affect our ability to continue our business.

        We also may be restricted or prohibited from marketing or manufacturing a product, even after obtaining product approval, if previously unknown problems with the product or its manufacture are subsequently discovered and we cannot provide assurance that newly discovered or developed safety issues will not arise following any regulatory approval. With the use of any vaccine by a wide patient population, serious adverse events may occur from time to time that initially do not appear to relate to the vaccine itself, and only if the specific event occurs with some regularity over a period of time does the vaccine become suspect as having a causal relationship to the adverse event. Any safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenue and our financial condition.

         Because we are subject to environmental, health and safety laws, we may be unable to conduct our business in the most advantageous manner.

        We are subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals, emissions and wastewater discharges, and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including infectious disease agents. We also cannot accurately predict the extent of regulations that might result from any future legislative or administrative action. Any of these laws or regulations could cause us to incur additional expense or restrict our operations.

        Our facilities in Maryland are subject to various local, state and federal laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including chemicals, microorganisms and various hazardous compounds used in connection with our research and development activities. In the U.S., these laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. We cannot eliminate the risk of accidental contamination or discharge or injury from these materials. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third-parties of these materials, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts.

        Although we have general liability insurance, these policies contain exclusions from insurance against claims arising from pollution from chemicals or pollution from conditions arising from our operations. Our collaborators are working with these types of hazardous materials in connection with our collaborations. In the event of a lawsuit or investigation, we could be held responsible for any injury we or our collaborators cause to persons or property by exposure to, or release of, any hazardous materials. However, we believe that we are currently in compliance with all applicable environmental and occupational health and safety regulations.

         Even if we successfully commercialize any of our vaccine candidates, either alone or in collaboration, we face uncertainty with respect to pricing, third-party reimbursement and healthcare reform, all of which could adversely affect any commercial success of our vaccine candidates.

        Our ability to collect revenue from the commercial sale of our vaccines may depend on our ability, and that of any current or potential future collaboration partners or customers, to obtain adequate levels of coverage and reimbursement for such products from third-party payers such as:

  •
  government health administration authorities;

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  private health insurers;

  •
  health maintenance organizations;

  •
  pharmacy benefit management companies; and

  •
  other healthcare-related organizations.

        Third-party payers are increasingly challenging the prices charged for medical products and may deny coverage or offer inadequate levels of reimbursement if they determine that a prescribed product has not received appropriate clearances from the FDA, or foreign equivalent, or other government regulators, is not used in accordance with cost-effective treatment methods as determined by the third-party payer, or is experimental, unnecessary or inappropriate. Prices could also be driven down by health maintenance organizations that control or significantly influence purchases of healthcare products.

        In both the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory proposals and initiatives to change the health care system in ways that could affect our ability to sell vaccines. Some of these proposed and implemented reforms could result in reduced reimbursement rates for medical products, and while we have no current vaccines available for commercial sale, the impact of such reform could nevertheless adversely affect our business strategy, operations and financial results. In March 2010, President Obama signed into law a legislative overhaul of the U.S. healthcare system, known as the Patient Protection and Affordable Care Act of 2010, as amended by the Healthcare and Education Affordability Reconciliation Act of 2010 (PPACA). As a result of this new legislation, substantial changes could be made to the current system for paying for healthcare in the United States, including changes made in order to extend medical benefits to those who currently lack insurance coverage. The long-term ramifications of PPACA remain unclear and many details regarding implementation of PPACA are yet to be determined, however the cost-containment measures that healthcare providers are instituting and the results of healthcare reforms may negatively impact the commercial prospects of one or more of our vaccine candidates currently in development.

INTELLECTUAL PROPERTY RISKS

         Our success depends on our ability to maintain the proprietary nature of our technology.

        Our success in large part depends on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. We also must operate without infringing the proprietary rights of third-parties or allowing third-parties to infringe our rights. We currently have or have rights to over 100 U.S. patents and corresponding foreign patents and patent applications covering our technologies. However, patent issues relating to pharmaceuticals and biologics involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the federal courts. Therefore, we do not know whether our patent applications will result in the issuance of patents, or that any patents issued to us will provide us with any competitive advantage. We also cannot be sure that we will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to us.

        There is a risk that third-parties may challenge our existing patents or claim that we are infringing their patents or proprietary rights. We could incur substantial costs in defending patent infringement suits or in filing suits against others to have their patents declared invalid or claim infringement. It is also possible that we may be required to obtain licenses from third-parties to avoid infringing third-party patents or other proprietary rights. We cannot be sure that such third-party licenses would be available to us on acceptable terms, if at all. If we are unable to obtain required third-party licenses, we may be delayed in or prohibited from developing, manufacturing or selling products requiring such licenses.

        Although our patent filings include claims covering various features of our vaccine candidates, including composition, methods of manufacture and use, our patents do not provide us with complete protection against the development of competing products. Some of our know-how and technology is not patentable. To protect our proprietary rights in unpatentable intellectual property and trade secrets, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for our trade secrets, know-how or other proprietary information.

         If we infringe or are alleged to infringe the intellectual property rights of third-parties, it will adversely affect our business, financial condition and results of operations.

        Our research, development and commercialization activities, including any vaccine candidates resulting from these activities, may infringe or be claimed to infringe patents owned by third-parties and to which we do not hold licenses or other rights. There may be rights we are not aware of, including applications that have been filed but not published that, when issued, could be asserted against us. These third-parties could bring claims against us, and that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or biologic drug candidate that is the subject of the suit.

        As a result of patent infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third-party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also impact our collaborators, which would also impact the success of the collaboration and therefore us.

        There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U.S. Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology.

         We may become involved in lawsuits to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time-consuming.

        Competitors may infringe our patents or the patents of our collaborators or licensors. As a result, we may be required to file infringement claims to counter infringement for unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at the risk of not issuing.

        Interference proceedings brought by the U.S. Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distraction to our management. We may not be able, alone or with our collaborators and licensors, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

         We may need to license intellectual property from third-parties and, if our right to use the intellectual property we license is affected, our ability to develop and commercialize our vaccine candidates may be harmed.

        We expect that we will need to license intellectual property from third-parties in the future and that these licenses will be material to our business. We will not own the patents or patent applications that underlie these licenses, and we will not control the enforcement of the patents. We will rely upon our licensors to properly prosecute and file those patent applications and prevent infringement of those patents.

        Our license agreement with Wyeth, which gives us rights to a family of patents and patent applications that are expected to expire in early 2022, covering VLP technology for use in human vaccines in certain fields of use, is non-exclusive. These applications are very significant to our business. If each milestone is achieved for any particular vaccine candidate, we would likely be obligated to pay an aggregate of $14 million to Wyeth for each vaccine candidate developed and commercialized under the agreement. Achievement of each milestone is subject to many risks, including those described in these Risk Factors. Annual license fees under the Wyeth agreement aggregate to $0.2 million per year.

        While many of the licenses under which we have rights provide us with rights in specified fields, the scope of our rights under these and other licenses may be subject to dispute by our licensors or third-parties. In addition, our rights to use these technologies and practice the inventions claimed in the licensed patents and patent applications are subject to our licensors abiding by the terms of those licenses and not terminating them. Any of our licenses may be terminated by the licensor if we are in breach of a term or condition of the license agreement, or in certain other circumstances.

        Our vaccine candidates and potential vaccine candidates will require several components that may each be the subject of a license agreement. The cumulative license fees and royalties for these components may make the commercialization of these vaccine candidates uneconomical.

         If patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize our discoveries.

        Important legal issues remain to be resolved as to the extent and scope of available patent protection for biopharmaceutical products and processes in the U.S. and other important markets outside the U.S., such as Europe and Japan. Foreign markets may not provide the same level of patent protection as provided under the U.S. patent system. Litigation or administrative proceedings may be necessary to determine the validity and scope of certain of our and others' proprietary rights. Any such litigation or proceeding may result in a significant commitment of resources in the future and could force us to do one or more of the following: cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign our products to avoid infringing the intellectual property rights of third-parties, which may be time-consuming or impossible to do. In addition, changes in, or different interpretations of, patent laws in the U.S. and other countries may result in patent laws that allow others to use our discoveries or develop and commercialize our products. We cannot provide assurance that the patents we obtain or the unpatented technology we hold will afford us significant commercial protection.

RISKS RELATED TO OUR COMMON STOCK AND ORGANIZATIONAL STRUCTURE

         Because our stock price has been and will likely continue to be highly volatile, the market price of our common stock may be lower or more volatile than expected.

        Our stock price has been highly volatile. The stock market in general and the market for biopharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2013 through September 23, 2013, the closing sale price of our common stock has been as low as $1.75 per share and as high as $3.39 per share. The market price of our common stock may be influenced by many factors, including:

  •
  future announcements about our Company or our collaborators or competitors, including the results of testing, technological innovations or new commercial products;

  •
  clinical trial results;

  •
  depletion of our cash reserves;

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  sale of equity securities or issuance of additional debt;

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  announcement by us of significant strategic partnerships, collaborations, joint ventures, capital commitments or acquisitions;

  •
  changes in government regulations;

  •
  impact of competitor successes and in particular development success of vaccine candidates that compete with our own vaccine candidates;

  •
  developments in our relationships with our collaboration partners;

  •
  announcements relating to health care reform and reimbursement levels for new vaccines;

  •
  sales of substantial amounts of our stock by existing stockholders (including stock by insiders or 5% stockholders);

  •
  development, spread or new announcements related to pandemic influenza;

  •
  litigation;

  •
  public concern as to the safety of our products;

  •
  significant set-backs or concerns with the industry or the market as a whole;

  •
  regulatory inquiries, reviews and potential action, including from the FDA or the SEC; and

  •
  the other factors described in this Risk Factors section.

        The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many emerging and biopharmaceutical companies. These fluctuations have often been unrelated to the operating performance of these companies. These broad market fluctuations may cause the market price of our common stock to be lower or more volatile than expected.

         Provisions of our Certificate of Incorporation and By-laws and Delaware law could delay or prevent the acquisition of the Company, even if such acquisition would be beneficial to stockholders, and could impede changes in our Board.

        Our organizational documents could hamper a third-party's attempt to acquire, or discourage a third-party from attempting to acquire control of, the Company. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These organizational documents also could limit the price investors are willing to pay in the future for our securities and make it more difficult to change the composition of our Board in any one year. Certain provisions include the right of the existence of a staggered Board with three classes of directors serving staggered three-year terms and advance notice requirements for stockholders to nominate directors and make proposals.

        The Company also is afforded the protections of Section 203 of the Delaware General Corporation Law, which will prevent us from engaging in a business combination with a person who acquires at least 15% of our common stock for a period of three years from the date such person acquired such common stock, unless advance board or stockholder approval was obtained.

        Any delay or prevention of a change of control transaction or changes in our Board of Directors or management could deter potential acquirers or prevent the completion of a transaction in which our stockholders could receive a substantial premium over the then current market price for their shares.

         We have never paid dividends on our capital stock, and we do not anticipate paying any such dividends in the foreseeable future.

        We have never paid cash dividends on our common stock. We currently anticipate that we will retain all of our earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future. As a result, capital appreciation, if any, of our common stock would be the only source of gain for stockholders until dividends are paid, if at all.

ADDITIONAL RISKS RELATED TO THIS OFFERING

         You will experience immediate and substantial dilution.

        Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the public offering of

27,693,000 shares at the price of $3.14 per share, and without deducting underwriting discounts and commissions but after deducting estimated offering expenses payable by us, and based on a net tangible book value of our common stock of $0.68 per share as of June 30, 2013, as adjusted to give effect to this offering, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $2.46 per share in the net tangible book value of common stock. The exercise of our outstanding stock options and vesting of our outstanding restricted stock units could result in further dilution of your investment. See the section entitled "Dilution" below for a more detailed illustration of the dilution you would incur if you participate in this offering.

         You may experience future dilution as a result of future equity offerings.

        In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

         We have broad discretion in how we use the net proceeds of this offering and our other resources, and we may not use these proceeds effectively or in ways with which you agree.

        Our management will have broad discretion as to the application of the net proceeds of this offering and our other resources and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds and our other resources. Moreover, our management may use the net proceeds and our other resources for corporate purposes that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

         If securities and/or industry analysts fail to continue publishing research about our business, if they change their recommendations adversely or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. In addition, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors. If one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $82,258,219 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be $94,649,452 million.

        We intend to use the net proceeds from this offering for the advancement of our clinical-stage vaccine candidates, our pre-clinical research programs and general corporate purposes, including working capital, product development, manufacturing and process development expenditures and capital expenditures, as well as acquisitions and other strategic purposes. Pending the application of the net proceeds, we expect to invest the proceeds in investment-grade, interest-bearing instruments or other securities.

 DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of June 30, 2013 was approximately $36.1 million, or approximately $0.24 per share of common stock based upon 152,709,576 shares outstanding. Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares outstanding as of June 30, 2013.

        After giving effect to the sale by us of 27,693,000 shares of common stock at the price of $3.14 per share, without any deduction for underwriting discounts and commissions but after deducting estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2013 would have been approximately $122.7 million, or $0.68 per share. This would represent an immediate increase in net tangible book value of $0.44 per share to our existing stockholders and an immediate dilution in net tangible book value of $2.46 per share to new investors purchasing our common stock in this offering at the assumed public offering price. The following table illustrates this calculation on a per share basis:

Offering price per share		$3.14
Net tangible book value per share as of June 30, 2013	$0.24
Increase in net tangible book value per share attributable to the offering	$0.44

As-adjusted net tangible book value per share after giving effect to the offering		$0.68

Dilution in net tangible book value per share to new investors in the offering		$2.46

        The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

        The foregoing table excludes the following, each as of June 30, 2013:

  •
  12,455,550 shares of our common stock reserved for issuance upon the exercise of outstanding stock options at a weighted average exercise price of $1.94 per share;

  •
  2,000,000 shares of our common stock reserved for issuance under our Employee Stock Purchase Plan; and

  •
  6,518,619 shares of our common stock reserved for future awards under our 2005 Stock Incentive Plan.

        This discussion of dilution, and the table quantifying it, assumes no exercise of any outstanding options to purchase shares of our common stock as of June 30, 2013 and no issuance of up to 4,153,950 shares of common stock that we may sell to the underwriter upon exercise of its option to purchase additional shares of common stock. The exercise of outstanding options to purchase shares of our common stock having an exercise price less than the public offering price would increase the dilutive effect to new investors.

        If the underwriters exercise in full their option to purchase 4,153,950 additional shares of common stock at the assumed public offering price of $3.14 per share, the pro forma as adjusted net tangible book value after this offering would be approximately $0.74 per share, representing an increase in net tangible book value of approximately $0.50 per share to existing stockholders and immediate dilution in net tangible book value of approximately $2.40 per share to investors purchasing our common stock in this offering at the public offering price.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Lazard Capital Markets is acting as the representative, have severally agreed to purchase, and we have agreed to sell to them, the number of shares of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as indicated below.

Underwriter	Number of Shares
Lazard Capital Markets LLC	18,000,450
Piper Jaffray & Co.	5,123,205
Wedbush Securities Inc.	3,738,555
Burrill Securities LLC	830,790
Total	27,693,000

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken.

        The underwriters have an option to buy up to 4,153,950 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus supplement. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriters initially propose to offer the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Commissions and Discounts

        The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters' option to purchase additional shares:

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$3.140	$86,956,020	$99,999,423
Underwriting discounts and commissions	$0.157	$4,347,801	$4,999,971
Proceeds, before expenses, to us	$2.983	$82,608,219	$94,999,452

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees, and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $350,000, including reimbursements to the underwriters for certain expenses they incurred in connection with this offering.

        The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies. Pursuant to such agreement, Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above.

Indemnification

        We and the underwriters have agreed to indemnify each other, and we have also agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriters may be required to make in respect of such liabilities.

No Sales of Similar Securities

        We and each of our executive officers and directors, subject to certain exceptions, have agreed with the underwriters not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for common stock for (ninety) 90 days after the date of this prospectus supplement without first obtaining the written consent of the representative. The exceptions to the lock-up for executive officers and directors include: (a) transfers of beneficially owned shares, common stock or securities convertible into or exercisable or exchangeable for common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or (iii) by will or intestacy to the executive officer's or director's, as applicable, legal representative, heir or legatee; (b) pursuant to any plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, entered into prior to the date of the lock-up, (c) the exercise or exchange of any stock option or warrant to acquire shares of common stock, or any other security exchangeable or exercisable for, or convertible into, common stock, as long as the common stock acquired on such exercise or exchange during the lock up period is not transferred; provided further that in the case of any transfer or distribution pursuant to clause (a), each donee or distributee or transferee shall execute and deliver to Lazard a lock-up letter for the balance of the lock-up period in the form required. The exceptions to the lock-up for us include: (v) our sale of shares in this offering; (w) the issuance of restricted common stock or options to acquire common stock pursuant to our benefit plans, qualified equity incentive plans or other compensation plans; (x) the issuance of common stock pursuant to the valid exercises of options, warrants or rights outstanding on the date hereof; (y) the issuance of options to induce personnel to accept employment with us in an aggregate amount not to exceed 2% of our outstanding common stock on the date hereof; and (z) the issuance of shares of common stock pursuant to a merger, acquisition, licensing collaboration or other strategic transaction in an aggregate amount not to exceed 5,000,000 shares. The 90-day "lock-up" period during which we and our executive officers and directors are restricted from engaging in transactions in our common stock or securities convertible into or exercisable or exchangeable for common stock may be subject to extension in the event that either (i) during the last 17 days of the "lock-up" period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the "lock-up" period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless the representative waives, in writing, such an extension.

Price Stabilization, Short Positions

        In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        A prospectus in electronic format may be made available on websites maintained by the underwriters. The representative may agree to allocate a number of shares of common stock to other underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations.

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        Each underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

          (b)   it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

          (c)   in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of shares of common stock (other than the underwriters) will be deemed to have represented, acknowledged and agreed that it will not make an offer of shares of common stock to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of shares of common stock to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any shares of common stock in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares of common stock in any Relevant Member State has the same meaning as in the preceding paragraph.

Switzerland

        This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

Listing on The NASDAQ Global Select Market

        Our common shares are traded on The NASDAQ Global Select Market under the symbol "NVAX." The transfer agent for our common shares to be issued in this offering is Computershare Limited, 250 Royall Street, Canton, MA 02021.

 LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The underwriters are being represented by Proskauer Rose LLP, New York, New York.

EXPERTS

        The financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting of the Company incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

        The consolidated financial statements of Isconova incorporated by reference in this prospectus supplement and the accompany prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Öhrlings PricewaterhouseCoopers AB, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC registering the offer and sale of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompany prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits and the information incorporated in this prospectus supplement and the accompanying prospectus for additional information.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus supplement. We incorporate by reference into this prospectus supplement, the accompanying prospectus, the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, any document or portion of a document that is deemed not to be filed) prior to the time that we sell all of the securities offered by this prospectus supplement or otherwise terminate this offering:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013;

  •
  our Quarterly Reports on Form 10-Q for the periods ended March 31, 2013, filed with the SEC on May 9, 2013 and June 30, 2013, filed with the SEC on August 8, 2013;

  •
  our Current Reports on Form 8-K, filed with the SEC on January 30, 2013, April 29, 2013, June 4, 2013, June 17, 2013, June 17, 2013, June 28, 2013, July 5, 2013, July 8, 2013, August 2, 2013 and August 22, 2013; and

  •
  the description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995, including any amendments or reports filed for the purpose of updating such description.

        You may obtain documents incorporated by reference into this prospectus supplement and the accompanying prospectus at no cost by requesting them in writing or telephoning us at the following address:

Investor Relations
Novavax, Inc.
9920 Belward Campus Drive
Rockville, MD 20850
(240) 268-2000
ir@novavax.com

        These filings are also made available, free of charge, on our website at www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Novavax, Inc.

$150,000,000

Common Stock Preferred
Stock
Warrants
Units

        We may issue and sell from time to time our common stock, preferred stock, warrants and/or units consisting of two or more of any such securities on terms to be determined at the time of sale. The preferred stock may be convertible into shares of our common stock, and the warrants may be exercisable for shares of our common stock or shares of our preferred stock. We may offer these securities separately or together in one or more offerings with a maximum aggregate offering price of $150,000,000.

        We will provide a prospectus supplement each time we issue securities, specifying the terms of the securities being sold as well as the terms of that offering.

        You should read this prospectus and any prospectus supplement, including any information incorporated herein and therein by reference, carefully before you invest.

        The securities may be sold directly by us, through dealers, agents or underwriters designated from time to time, or through any combination of these methods. If dealers, agents or underwriters are involved in a particular sale, we will disclose their names and the nature of our arrangements with them in the applicable prospectus supplement. The net proceeds we expect to receive from any sale also will be included in the applicable prospectus supplement.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NVAX." On March 4, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $1.79 per share. None of the other securities offered under this prospectus are publicly traded.

        Investing in these securities involves a high degree of risk. See "RISK FACTORS" on page 4.

        This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement for the securities being sold.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 2, 2013.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf' registration statement that we filed with the Securities and Exchange Commission (the "SEC" or "Commission") on March 14, 2013. By using a shelf registration statement, we may, from time to time, issue and sell common stock, preferred stock, warrants and/or units consisting of our common stock, preferred stock and warrants in one or more offerings up to an aggregate maximum offering price of $150,000,000 (or its equivalent in other currencies). Each time we sell any of our securities, we will provide a prospectus supplement that will contain more specific information about the offering and the terms of the securities being sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or the documents incorporated by reference.

        This prospectus and the prospectus supplements provide you with a general description of the Company and our securities; for further information about our business and our securities, you should refer to the registration statement and the documents incorporated by reference, as described under the heading "Where You Can Find More Information."

        You should rely only on the information contained in this prospectus and in the applicable prospectus supplement (including in any documents incorporated by reference herein or therein). We have not authorized anyone to provide you with any different information. We are offering to sell our securities, and seeking offers to buy, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any prospectus supplement is accurate only as of the date of such document, and the information contained in any document incorporated herein or therein by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations, and prospects may have changed since those dates.

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "Novavax," "we," "us" and "our" refer to Novavax, Inc.

PROSPECTUS SUMMARY

        The following is a summary of selected information contained elsewhere or incorporated by reference in this prospectus. It does not contain all of the information that you should consider before buying our securities. You should read this entire prospectus carefully, as well as any applicable prospectus supplement, the documents incorporated by reference into this prospectus, or the applicable prospectus supplement, and any free writing prospectus we have prepared, including the material referenced under the heading "Risk Factors".

NOVAVAX

        Novavax is a clinical-stage biopharmaceutical company focused on developing recombinant protein nanoparticle vaccines to address a broad range of infectious diseases.

        Our technology platform is based on proprietary recombinant vaccine technology that includes virus-like particles (VLPs) and recombinant protein micelle vaccines. Our vaccine candidates are genetically engineered three-dimensional nanostructures, which incorporate immunologically important recombinant proteins. Our product pipeline targets a variety of infectious diseases and our vaccine candidates are currently in or have completed clinical trials that target seasonal influenza, pandemic (H5N1) influenza and respiratory syncytial virus (RSV).

        Novavax was incorporated in 1987 under the laws of the State of Delaware. Our principal executive offices are located at 9920 Belward Campus Drive, Rockville, Maryland, 20850. Our telephone number is (240) 268-2000 and our website address is www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

 RISK FACTORS

        Investing in our securities involves a high degree of risk. For a discussion of the factors you should carefully consider before deciding to purchase any of our securities, please review the cautionary information included in the documents incorporated by reference, including "Part I, Item 1A—Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013. The risks and uncertainties described in that section and in the other documents incorporated by reference are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If negative events occur, our business, financial condition, results of operations, and prospects would suffer. In that event, the market price of our securities could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

        The use of proceeds from the disposition of securities covered by this prospectus will be as set forth in the applicable prospectus supplements.

PLAN OF DISTRIBUTION

General

        We may sell the securities being offered hereby from time to time in one or more of the following ways:

  •
  through one or more underwriters;

  •
  through dealers, who may act as agents or principal (including in a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

  •
  directly to one or more counter-parties;

  •
  through agents;

  •
  through registered direct offerings;

  •
  as part of a collaboration with a third party;

  •
  as part of an acquisition or merger with a third party;

  •
  through at-the-market issuances;

  •
  in privately negotiated transactions; and

  •
  in any combination of these methods of sale.

        We will set forth in a prospectus supplement the terms of the offering, including:

  •
  the name or names of any agents, underwriters or dealers;

  •
  the terms of the securities being offered, including the purchase price and the proceeds we will receive from the sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any options under which underwriters may purchase additional securities from us; and

  •
  any discounts or concessions allowed or reallowed or paid to dealers.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers and agents and will describe their compensation. We may have agreements with underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers, and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Underwriters

        If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the sale of the securities. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions, and the underwriters will be obligated to purchase all of the securities if any are purchased.

        The securities subject to an underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

        We may designate agents who agree to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Unless the prospectus supplement provides otherwise, agents will act on a best efforts basis for the period of their appointment. Agents may receive compensation in the form of commissions, discounts, or concessions from us. Agents may also receive compensation from the purchasers of the securities. Each particular agent will receive compensation from us in amounts negotiated in connection with the sale, which might be in excess of customary commissions.

Dealers

        We may also sell securities to dealers acting as principals. If we sell our securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of a dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

Direct Sales

        We may also sell securities directly to one or more purchasers, in which case underwriters or agents would not be involved in the transaction.

Institutional Purchasers

        Further, we may authorize agents, underwriters, or dealers to solicit offers by certain types of purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in an applicable prospectus supplement.

Indemnification

        We may indemnify underwriters, dealers, or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers, or agents may be required to make.

DESCRIPTION OF OUR CAPITAL STOCK

        Set forth below is a summary of the material terms of our capital stock. This summary is not complete. We encourage you to read our amended and restated certificate of incorporation, as amended through May 13, 2009, and our amended and restated by-laws, both of which are included as exhibits to the registration statement of which this prospectus is a part, as well as our registration rights agreement that is currently in effect, which is also included as an exhibit to the registration statement of which this prospectus is a part.

General

        Our authorized capital stock consists of: (1) 200,000,000 shares of common stock, par value $0.01 per share, of which 147,944,817 shares were outstanding as of March 4, 2013, and (2) 2,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding on March 4, 2013.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

        Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution, or winding up of the Company, the holders of our common stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock.

        Except as discussed below in "Registration Rights," holders of our common stock are not entitled to pre-emptive rights or any rights of conversion. Outstanding shares of our common stock are, and the shares covered by this prospectus would be expected to be, when issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

        Our common stock is traded on the NASDAQ Global Select Market under the symbol "NVAX." On March 4, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $1.79 per share.

        The registrar and transfer agent for our common stock is Computershare Limited, 250 Royall Street, Canton, MA 02021.

Preferred Stock

        The board of directors may, without further action by the stockholders, issue preferred stock in one or more series and fix the rights and preferences thereof. Our amended and restated certificate of incorporation grants the board of directors authority to issue preferred stock and to determine its rights and preferences without the need for further stockholder approval.

        Examples of rights and preferences the board of directors may fix include dividend rates, conversion rights, voting rights, pre-emptive rights, terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

        The terms of any particular series of preferred stock will be described in the prospectus supplement relating to the offering of shares of that particular series of preferred stock and may include, among other things:

  •
  the title and stated value;

  •
  the number of shares authorized;

  •
  the liquidation preference per share;

  •
  the purchase price;

  •
  the dividend rate, period and payment date, and method of calculation (including whether cumulative or

  •
  non-cumulative), if any;

  •
  terms and amount of any sinking fund, if applicable;

  •
  provisions for redemption or repurchase, if applicable, and any restrictions on the ability of the Company to exercise such redemption and repurchase rights;

  •
  conversion rights and rates, if applicable, including the conversion price and how and when it will be calculated and adjusted;

  •
  voting rights, if any;

  •
  preemptive rights, if any;

  •
  restrictions on sale, transfer, and assignment, if any;

  •
  the relative ranking and preferences of the preferred stock; and

  •
  any other specific terms, rights or limitations of, or restrictions on, such preferred stock.

Registration Rights

        Holders of our common stock issued in connection with the stock purchase agreement dated as of March 31, 2009, by and between the Company and Satellite Overseas (Holdings) Limited (together with its affiliates and any assignees or transferees) are entitled to rights with respect to the registration under the Securities Act of their shares of common stock. These registration rights are contained in our registration rights agreement and are described below. The registration rights granted pursuant to the registration rights agreement will expire when the holder is able to sell all of its shares pursuant to Rule 144 under the Securities Act in any 90 day period.

Piggyback Registration Rights

        If we register any securities for public sale, the holders with piggyback registration rights under the registration rights agreement have the right to include their shares in the registration, subject to specified exceptions. In accordance with the terms of the registration rights agreement, we have received a waiver of these piggyback registration rights with respect to the registration for this offering. We must pay all expenses, except for taxes and underwriting discounts and commissions, incurred in connection with the exercise of piggyback registration rights. The underwriters in any underwritten offering have the right to limit the number of shares included in a registration statement filed in response to the exercise of these registration rights.

Provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws, and Delaware Law

        Certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an anti-takeover effect and may prevent, delay, or defer a tender offer or takeover attempt that a stockholder may deem in his, her, or its best interest. The existence of these provisions also could limit the price that investors might be willing to pay for our securities. Such provisions include:

  Staggered Board, Removal of Directors, and Charter Amendments relating to the Board

        Our amended and restated certificate of incorporation and amended and restated by-laws provide for the division of our board of directors into three classes, with no one class having more than one more director than any other class, serving staggered three year terms. Our amended and restated certificate of incorporation provides that any amendments to the charter relating to the number, classes, election, term, removal, vacancies, and related provisions with respect to the board of directors may only be made by the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote. These provisions may have the effect of making it more difficult for a third party to acquire control of the Company, or of discouraging a third party from attempting to acquire control of the Company.

  Authorized but Unissued Shares

        The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NASDAQ Stock Market. These additional shares may be utilized for a variety of corporate purposes. In particular, our board of directors could issue shares of preferred stock that could, depending on the terms of the series, impede the completion of a takeover effort. Our board of directors may determine that the issuance of such shares of preferred stock is in the best interest of the Company and our stockholders. Such issuance could discourage a potential acquiror from making an unsolicited acquisition attempt through which such acquiror may be able to change the composition of the board, including a tender offer or other transaction a majority of our stockholders might believe to be in their best interest or in which stockholders might receive a substantial premium for their stock over the then-current market price.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our amended and restated by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors, must provide timely notice of such stockholder's intention in writing. To be timely, a stockholder nominating individuals for election to the Board of Directors or proposing business must provide advanced notice to the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting of stockholders or, in the case of any special meeting, not less than 60 days nor more than 90 days prior to the special meeting, unless, in the case of annual meeting, such meeting occurs more than 30 days before or after such anniversary date, or, in the case of a special meeting, such meeting occurs less than 100 days after notice or public disclosure of the date of the special meeting is given or made, in which cases notice will be timely if received not later than the close of business on the tenth day after the day on which notice or public announcement of the date of such meeting was made.

  Limits on Ability of Stockholders to Act by Written Consent

        Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. In addition, our amended and restated certificate of incorporation requires that special meetings of stockholders be called only by our board of directors, our chief executive officer, or our president if there is no chief executive officer. Further, business transacted at any special meeting of stockholders is limited to matters relating to the purpose or purposes stated in the notice of meeting. This limit on the ability of our stockholders to act by written consent or to call a special meeting may lengthen the amount of time required to take stockholder proposed actions.

  Section 203 of the General Corporation Law of the State of Delaware

        We are subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with an interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is any person who, together with such person's affiliates and associates (1) owns 15% or more of a corporation's voting securities or (2) is an affiliate or associate of a corporation and was the owner of 15% or more of the corporation's voting securities at any time within the three year period immediately preceding a business combination governed by Section 203. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve.

 DESCRIPTION OF WARRANTS

        This description only summarizes the terms of warrants that we may offer under this prospectus and related warrant agreements and certificates. You should refer to the warrant agreement, including the form of warrant certificate representing the warrants, relating to the specific warrants being offered for complete terms, which would be provided at the time of such offering. Such warrant agreement, together with the warrant certificate, would be filed with the SEC in connection with the offering of the specific warrants.

        We may issue warrants for the purchase of common or preferred stock. Warrants may be issued independently or together with common or preferred stock, and may be attached to or separate from any offered securities.

        We may evidence a series of warrants by warrant certificates that we issue under a separate warrant agreement. We may enter into a warrant agreement with a warrant agent and, if so, we will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to the particular series of warrants.

        The particular terms of any series of warrants will be described in the prospectus supplement relating to the series. Those terms may include:

  •
  the title of such warrants;

  •
  the aggregate number of such warrants;

  •
  the price or prices at which such warrants will be issued;

  •
  the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

  •
  the terms of the securities issuable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

  •
  the price at which the securities issuable upon exercise of such warrants may be acquired;

  •
  the dates on which the right to exercise such warrants will commence and expire;

  •
  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

  •
  if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

  •
  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security or principal amount of such security;

  •
  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

  •
  information with respect to book-entry procedures, if any; and

  •
  any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

        As of March 4, 2013, the Company has warrants outstanding which are exercisable for 3,343,325 shares of common stock at an exercise price of $3.62 per share. These warrants expire on July 31, 2013.

        Each warrant will entitle its holder to purchase the number of shares of common or preferred stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement. We will set forth on the reverse side of the applicable certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

        Prior to the exercise of any warrants to purchase preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the preferred stock or common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends.

DESCRIPTION OF OUR UNITS

        We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a bank or trust company, as unit agent, as detailed in the prospectus supplement relating to units being offered. The prospectus supplement will describe:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

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  a description of the terms of any unit agreement governing the units;

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  a description of the provisions for the payment, settlement, transfer, or exchange of the units; and

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  whether the units will be issued in fully registered or global form.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently anticipate that we will retain any earnings for use in the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, our counsel Ropes & Gray LLP, Boston Massachusetts, will pass upon the validity of the securities offered by this prospectus.

EXPERTS

        The financial statements, schedule and management's assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC registering the offer and sale of our securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits, and the information incorporated in this prospectus for additional information.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than, in each case, any document or portion of a document that is deemed not to be filed) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

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  our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013; and

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  the description of our common stock contained in the Registration Statement on Form 10 filed with the SEC on September 14, 1995, including any amendments or reports filed for the purpose of updating such description.

        You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Investor Relations
Novavax, Inc.
9920 Belward Campus Drive
Rockville, MD 20850
(240) 268-2000
ir@novavax.com

        These filings are also made available, free of charge, on our website at www.novavax.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

27,693,000 Shares

Novavax, Inc.

Common Stock

Prospectus Supplement

Sole Book Running Manager

Lazard Capital Markets

Co-Lead Managers

Piper Jaffray	Wedbush PacGrow Life Sciences

Manager

Burrill Securities LLC

September 23, 2013